UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. )
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Online Resources Corporation

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ONLINE RESOURCES CORPORATION
4795 Meadow Wood Lane
Chantilly, VA 20151
April 22, 2008

Dear Stockholder:

On behalf of the Board of Directors and management, I cordially invite you to attend our 2008 Annual Meeting of Stockholders to be held at 2:00 P.M. (EDT) on Wednesday, May 21, 2008 at our corporate headquarters, located at 4795 Meadow Wood Lane, Chantilly, Virginia 20151. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about Online Resources Corporation that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

Matthew P. Lawlor
Chairman of the Board and
Chief Executive Officer

ONLINE RESOURCES CORPORATION
4795 Meadow Wood Lane
Chantilly, VA 20151

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

The Stockholders of Online Resources Corporation:

Notice is hereby given that the Annual Stockholders Meeting of Online Resources Corporation will be held on Wednesday, May 21, 2008, at 2:00 P.M. (EDT) at our corporate headquarters, located at 4795 Meadow Wood Lane, Chantilly, Virginia 20151, for the following purposes:

1.	To elect three Directors to serve three-year terms expiring in 2011.

2.	To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2008.

3.	To amend our 2005 Restricted Stock and Option Plan to increase the number of authorized shares.

4.	To consider any other business that is properly presented at the meeting.

WHO MAY VOTE:

Stockholders of record at the close of business on April 1, 2008 are the only stockholders entitled to notice of and to vote at the Annual Stockholders Meeting. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of our Secretary at 4795 Meadow Wood Lane, Chantilly, VA 20151.

BY ORDER OF THE BOARD OF DIRECTORS

Michael C. Bisignano
Vice President, General Counsel and Secretary
Dated April 22, 2008

ONLINE RESOURCES CORPORATION
4795 Meadow Wood Lane
Chantilly, VA 20151
703-653-3100

PROXY STATEMENT FOR ONLINE RESOURCES CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because Online Resources Corporation’s Board of Directors is soliciting your proxy to vote at the 2008 annual meeting of stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the annual meeting.

On April 22, 2008, we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending our 2007 annual report, which includes our consolidated financial statements for the fiscal year ended December 31, 2007. You can also find a copy of our 2007 Annual Report on Form 10-K on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.orcc.com.

Who Can Vote?

Only stockholders who owned Online Resources Corporation common stock at the close of business on April 1, 2008 are entitled to vote at the annual meeting. On this record date, there were 29,004,174 shares of Online Resources Corporation common stock outstanding and entitled to vote, and 75,000 shares of Series A-1 Redeemable Convertible Preferred Stock outstanding, convertible to 4,621,570 shares of Online Resources Corporation common stock, and entitled to vote on an as-converted basis.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting.

How Many Votes Do I Have?

Each share of Online Resources Corporation common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominees for Director;

•	“FOR” ratification of the selection of our independent auditors for the year ending December 31, 2008; and

•	“FOR” amending the 2005 Restricted Stock and Option Plan to increase the number of authorized shares.

If any other matter is presented at the annual meeting, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that are to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above, only your latest Internet or telephone vote will be counted;

•	notifying Online Resources Corporation’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your unvoted shares on both Proposals 1 and 2 even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.”

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for Director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted for purposes of electing Directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of Directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of Directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Auditors	The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of independent auditors. Abstentions will be treated as votes against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants; however, if our stockholders do not ratify the selection of KPMG LLP as our independent accountants for 2008, the Audit Committee of our Board of Directors will reconsider its selection.

Proposal 3: Amend the 2005 Restricted Stock and Option Plan to increase the number of authorized shares	The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to amend the 2005 Restricted Stock and Option Plan to increase the number of authorized shares. Abstentions will be treated as votes against this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal, therefore, any shares not voted by a customer will be treated as a broker non-vote, such broker non-votes will have no effect on the results of this vote.

Is Voting Confidential?

We will keep all the proxy cards, ballots and voting tabulations private. We only let our Inspectors of Election, Broadridge Financial Solutions (“Broadridge”), our proxy distributor, and Morrow & Co., LLC (“Morrow & Co.”), our proxy solicitor, examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere. Our practice is not to attribute a stockholder’s identity to their comments.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies, including expenses in connection with preparing and mailing this proxy statement. We have retained Broadridge to assist our Board of Directors in the distribution of proxy materials for a fee of $19,125, plus reimbursement of out-of-pocket expenses. Broadridge will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy materials to such beneficial owners, and we will reimburse Broadridge for the expenses. We have also retained Morrow & Co. for a fee of $10,000, plus reimbursement of out-of-pocket expenses, to assist our Board of Directors in the solicitation of the proxies. Our Directors and employees also may solicit proxies using the Internet, telephone, fax, email or in person. We will not pay our employees and Directors any additional compensation for these services.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock at the record date is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 2:00 P.M. (EDT) on Wednesday, May 21, 2008 at our corporate headquarters, located at 4795 Meadow Wood Lane, Chantilly, Virginia 20151. When you arrive at our corporate headquarters, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, will be superseded by the vote that you cast at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 14, 2008 for (a) the executive officers named in the Summary Compensation Table set forth elsewhere in this proxy statement, (b) each of our current Directors and Director nominees, (c) all of our current Directors, Director nominees and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 14, 2008 pursuant to the exercise of options or warrants or the conversion of other securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the owners of our common stock named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 29,007,422 shares of common stock outstanding on April 14, 2008.

	Shares Beneficially Owned
Name and Address**	Number	Percent

Fidelity Management & Research Company, LLC(1)
82 Devonshire Street Boston, MA 02109	2,039,012	7.0%
Federated Investors, Inc.(2)
Federated Investors Tower Pittsburgh, PA 15222-3779	1,742,900	6.0%
Century Capital Management, LLC(3)
100 Federal Street Boston, MA 02110	1,713,114	5.9%
Schroder Investment Management North America, Inc.(4)
875 Third Avenue, 21st Floor New York, NY 10022	1,686,000	5.8%
Tennenbaum Capital Partners, LLC(5)
2951 28th Street, Suite 1000 Santa Monica, CA 90405	6,473,570	19.2%
Stephen S. Cole(6)	22,702	*
Michael H. Heath(7)	61,280	*
Debra A. Janssen(8)	12,220	*
Michael E. Leitner(9)	—	*
Ervin R. Shames(10)	52,845	*
Joseph J. Spalluto(11)	73,441	*
William H. Washecka(12)	19,024	*
Barry D. Wessler(13)	40,865	*
Matthew P. Lawlor(14)	1,539,471	5.2%
Raymond T. Crosier(15)	384,918	1.3%
Catherine A. Graham(16)	139,620	*
All current directors and executive officers and director nominees as a group (11 persons)(17)	2,346,386	7.8%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only. The addresses for our Directors and executive officers is c/o Online Resources Corporation, 4795 Meadow Wood Lane, Chantilly, VA 20151.

(1)	This information is based solely on a Schedule 13G filed by Fidelity Management & Research, LLC (“FMR LLC”) with the Securities and Exchange Commission on February 14, 2008. FMR LLC may be deemed the beneficial owner of these shares.

(2)	This information is based solely on a Schedule 13G/A filed by Federated Investors, Inc. with the Securities and Exchange Commission on February 13, 2008. Federated Investors, Inc. may be deemed the beneficial owner of these shares.

(3)	This information is based solely on a Schedule 13G/A filed by Century Capital Management, LLC with the Securities and Exchange Commission on February 14, 2008. Century Capital Management LLC, in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s). To our knowledge no such client is known to have such right or power with respect to more than five percent of the common stock outstanding.

(4)	This information is based solely on a Schedule 13G filed by Schroder Investment Management North America Inc. with the Securities and Exchange Commission on February 12, 2008. Schroder Investment Management North America Inc, in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s). To our knowledge no such client is known to have such right or power with respect to more than five percent of the common stock outstanding.

(5)	This information is based solely on a Schedule SC 13D/A filed by Tennenbaum Capital Partners LLP with the Securities and Exchange Commission on December 4, 2007. Tennenbaum Capital Partners LLP may be deemed the beneficial owner of these shares.

(6)	Includes 10,702 shares issuable upon exercise of options to purchase common stock.

(7)	Includes 40,588 shares issuable upon the exercise of options to purchase common stock. Of the total shares, 4,158 shares are held by Mary Lou Heath (Mr. Heath’s wife).

(8)	Includes 2,200 shares issuable upon the exercise of options to purchase common stock. Ms. Jannsen resigned from the Board on March 7, 2008; this directorship is currently vacant.

(9)	Mr. Leitner serves on the Board of Directors as a representative of Tennenbaum Capital Partners and disclaims any beneficial ownership.

(10)	Includes 30,845 shares issuable upon the exercise of options to purchase common stock.

(11)	Includes 34,666 shares issuable upon the exercise of options to purchase common stock.

(12)	Includes 16,024 shares issuable upon the exercise of options to purchase common stock.

(13)	Includes 12,011 shares issuable upon the exercise of options to purchase common stock.

(14)	Includes 378,973 shares of common stock issuable upon exercise of options to purchase common stock. Of the total shares, 22,103 shares are held by the Rosemary K. Lawlor Trust, 55,957 shares are held by the Rosemary K. Lawlor Irrevocable Trust and 55,956 shares are held by the Matthew P. Lawlor Irrevocable Trust.

(15)	Includes 276,742 shares issuable upon the exercise of options to purchase common stock. Of the total shares, 6,218, 1,150 and 1,400 shares are held of record by Deborah Crosier (Mr. Crosier’s wife), William Crosier, II (Mr. Crosier’s son) and Jennifer Wisdom (Mr. Crosier’s daughter), respectively.

(16)	Includes 126,633 shares issuable upon the exercise of options to purchase common stock.

(17)	Includes 964,404 shares issuable upon the exercise of options to purchase common stock. See also notes 6 through 15 above for further details concerning such options.

MANAGEMENT

Nominees and Continuing Directors

Our Bylaws provide that our business is to be managed by or under the direction of our Board of Directors. The members of our Board of Directors are divided into three classes for purposes of election. Our practice has been to elect one class, representing about one-third of the members of the Board, at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of nine members, classified into three classes as follows: (1) Matthew P. Lawlor, Ervin R. Shames and Barry D. Wessler constitute a class with a term ending at the 2010 annual meeting; (2) Michael H. Heath and the directorship formerly held by Debra A. Janssen, who resigned on March 7, 2008, constitute a class with a term ending at the 2009 annual meeting and (3) William H. Washecka, Stephen S. Cole and Joseph J. Spalluto constitute a class with a term ending at the upcoming 2008 annual meeting. Michael E. Leitner represents Tennenbaum Capital Partners, LLC on the Board, and he is not a member of a class.

On February 27, 2008, the Board of Directors voted to nominate William H. Washecka, Stephen S. Cole and Joseph J. Spalluto for election at the annual meeting for a term of three years. If Mr. Washecka, Mr. Cole and Mr. Spalluto are elected by the stockholders at the annual meeting to serve on the Board, they will serve until the 2011 annual meeting of stockholders, and until their successors are elected and qualified.

On March 7, 2008, Debra A. Janssen resigned from the Board of Directors as a result of her accepting a position with one of our competitors. The Board of Directors will address her vacancy in accordance with our Bylaws.

Set forth below are the names of the Directors whose terms do not expire this year and the persons nominated for election to the Board of Directors at the annual meeting, their ages, their offices in our company, if any, their principal occupations or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position

Matthew P. Lawlor	60	Chairman of the Board and Chief Executive Officer
Stephen S. Cole(1)(3)	58	Director and Chairman of Management Development and Compensation Committee
Michael H. Heath(1)(2)(4)	66	Director and Chairman of Governance Committee
Debra A. Janssen(3)(5)	51	Director
Michael E. Leitner(2)(3)(4)	40	Director
Ervin R. Shames(1)(2)(4)	67	Director and Chairman of Corporate Finance Committee
Joseph J. Spalluto(1)(2)(4)	49	Director
William H. Washecka(3)	60	Director
Barry D. Wessler(3)	64	Director and Chairman of Audit Committee

(1)	Member of the Management Development and Compensation Committee

(2)	Member of the Corporate Governance Committee

(3)	Member of the Audit Committee

(4)	Member of the Corporate Finance Committee

(5)	Resigned on March 7, 2008; the Board will address her vacancy in accordance with our Bylaws.

*	Committee memberships are as of May 21, 2008, except for Ms. Janssen’s Audit Committee membership which terminated upon her resignation.

Matthew P. Lawlor is a co-founder of Online Resources Corporation and has served as Chairman and Chief Executive Officer since March 1989. He formerly served with Chemical Bank (now JP Morgan Chase), where he headed a regional consumer branch division and the bank’s international equity investment company. He also founded a venture development firm and served in the White House Office of Management and Budget. Mr. Lawlor is active in industry affairs, having founded and chaired the eFinancial Enablers Council, a group of senior Internet executives whose firms serve the financial services industry. Mr. Lawlor has a BS in mechanical engineering from the University of Pennsylvania and a MBA from Harvard University.

Stephen S. Cole has been a Director since May 2005 and since 2001 has served as the President and Chief Executive Officer of YMCA of Metropolitan Chicago. From 1986-2001, Mr. Cole was President and Chief Executive Officer of Cash Station, Inc., an electronic banking company. Previously, Mr. Cole served in a variety of management positions for 14 years at First National Bank of Chicago. He serves as a director emeritus of Electronic Funds Transfer Association. Mr. Cole received a BA from Lake Forest College.

Michael H. Heath has been a Director since March 1989 and since 1991 has been the President of Convention Guides, a publisher of city guidebooks. He served as President of Online Resources Corporation from January 1995 to October 1997. Mr. Heath also served as President of MediaNews, which owned the Denver Post and the Houston Post, and held several senior management positions with Chemical Bank. Mr. Heath received a BA from Williams College and a MBA from Harvard University.

Debra A. Janssen became a Director in May 2007, but resigned on March 7, 2008 as a result of her acceptance of a position with one of our competitors. The Board will address her vacancy in accordance with our Bylaws. She previously was a private investor and served as Chief Executive Officer of one of the private firms in which she invested. From 2004 to 2006, she served as President of First Data Debit Services and the STAR Network. She served as President and Chief Executive Officer of SurePayroll, Inc. from 2002 to 2003 and President of Hallmark Cards’ web business from 2000 to 2001. Ms. Janssen also served as President and Chief Executive Officer of eFunds Corporation from 1999 to 2000 and was Chief Information Officer of Metavante (formerly M&I Data), where she worked from 1984 to 1998. She is currently a Director of Plato Learning, Inc., a publicly traded company, and served on its Audit Committee.

Michael E. Leitner has been a Director since February 2007, representing Tennenbaum Capital Partners, LLC. Prior to serving as a partner with Tennenbaum, which he has done since 2005, Mr. Leitner held a senior corporate development position for WilTel Communications from 2004 to 2005 and served as Chief Executive Officer of GlobeNet Communications from 2002 to 2004. Previously, he held senior corporate development positions with Microsoft Corporation and 360networks and served as vice president in Merrill Lynch’s M&A group. Mr. Leitner currently serves on the boards of ITC DeltaCom, Inc. and Anacomp, Inc. Mr. Leitner holds a BA in Economics from the University of California, Los Angeles, and an MBA from the University of Michigan.

Ervin R. Shames has been a Director since January 2000 and is currently a visiting lecturer in consumer marketing at the University of Virginia’s Darden School of Business. From 1993 to 1995, Mr. Shames served as President and Chief Executive Officer of Borden, Inc., a consumer marketing company. Previously, he served as President of both General Foods USA and Kraft USA. He also served as Chairman, President and Chief Executive Officer of Stride Rite Corporation. Mr. Shames is currently serving on the board of directors of Choice Hotels and is the non-executive Chairman of the Board of Select Comfort Corporation. Mr. Shames holds a BS/ BA from the University of Florida and a MBA from Harvard University.

Joseph J. Spalluto has been a Director since May 1995 and since 1989 has been a Managing Director of corporate finance for Keefe Bruyette & Woods, Inc., an investment banking firm specializing in the financial services industry, which he joined in 1981. During the past year, Mr. Spalluto was promoted to Executive Vice President. Mr. Spalluto received a BA from Amherst College and a JD from the University of Connecticut School of Law.

William H. Washecka has been a Director since February 2004 and currently serves on the boards of directors of Avalon Pharmaceuticals, Inc. and Audible, Inc. From November 2004 to December 2006, he served as Chief Financial Officer of Prestwick Pharmaceuticals, which specializes in therapies for central nervous system disorders. From 2001 until 2002, Mr. Washecka served as Chief Financial Officer for USinternetworking, Inc., an enterprise and e-commerce software service provider. Previously, Mr. Washecka was a partner with Ernst & Young LLP, which he joined in 1972. He has a BS in accounting from Bernard Baruch College of New York and completed the Kellogg Executive Management Program. Mr. Washecka is a certified public accountant.

Barry D. Wessler has been a Director since May 2000 and since 1995 has been a computer and communications consultant. Previously, Dr. Wessler co-founded GTE Telenet, an early packet switch service company

(now Sprint Data). He also served as CEO of Plexsys International, a cellular telephone infrastructure manufacturer, and President of NetExpress, an international facsimile network company. In the 1960’s, while at the Advanced Research Projects Agency, Dr. Wessler directed research for ARPANet, the forerunner of the Internet. Dr. Wessler has a BSEE and MSEE from MIT and a Ph.D. in Computer Science from the University of Utah.

Our Board of Directors has determined that all of its members, with the exception of Matthew P. Lawlor, are independent under the current independence standards promulgated by the Securities and Exchange Commission and by the Nasdaq Global Select Market.

Committees of the Board of Directors and Meetings

Meeting Attendance.  During the fiscal year ended December 31, 2007, there were seven meetings of our Board of Directors, and the various committees of the Board met a total of thirty-four times. No Director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during 2007.

Management Development and Compensation Committee.  Our Management Development and Compensation (“MD&C”) Committee met eight times during fiscal 2007. During fiscal 2007 the Committee had four members, Stephen S. Cole (Chairman), Ervin R. Shames, Joseph J. Spalluto and Michel H. Heath. The MD&C Committee oversees our compensation and organizational matters. Specifically, the Committee reviews and approves management compensation policies, including target compensation levels for management that are based on industry benchmarks, design of our annual bonus program and establishment of the program’s goals and design of our long-term, equity-based incentive program. The Committee focuses, in particular, on the Chief Executive Officer (“CEO”) and the CEO’s direct reports. The Committee reviews and recommends goals for the CEO to the Board of Directors and evaluates the CEO together with the Board of Directors. In consultation with outside compensation experts, the Committee also designs and recommends to the Board of Directors the compensation policies for Directors. In overseeing the our management development policies and practices, the Committee consults with the CEO on succession plans and more broadly assesses the development and contingency plans for senior management staff. Our Board of Directors has adopted a charter for the Committee, which is available at www.orcc.com. Please also see the report of the MD&C Committee set forth elsewhere in this proxy statement.

Corporate Governance Committee.  Our Corporate Governance Committee met five times during fiscal 2007. During fiscal 2007 the Committee had four members, Michael H. Heath (Chairman), Michael E. Leitner, Joseph J. Spalluto and Ervin R. Shames. The Committee evaluates the Board’s and its Committees’ current composition, organization and governance processes. It also identifies and recommends qualified candidates for Director consideration and election by stockholders. The Committee conducts an annual assessment of the Board. Together with outside updates on industry best practices, legal developments and new securities regulations, the Committee recommends changes and adoption of new processes. The Committee also oversees the development and implementation of a Code of Business Conduct and Ethics for all of our Directors, executive officers and employees and develops and recommends to the Board corporate governance guidelines that are applicable to us. The Chairman of the Corporate Governance Committee also serves as lead Director in confidential sessions held by the Board without any member of management present. These confidential sessions are typically held five times per year, as part of our regularly scheduled Board meeting. For a description of the process used by the Committee in evaluating and recommending Director nominees, see “Nomination Process” below. Our Board of Directors has adopted a charter for the Committee, which is available at www.orcc.com.

Audit Committee.  Our Audit Committee met eleven times during fiscal 2007. During fiscal 2007 the Committee had five members, Barry D. Wessler (Chairman), William H. Washecka, Stephen S. Cole, Michael E. Leitner and Debra A. Janssen. A more detailed description of the functions of the Audit Committee can be found under “Report of the Audit Committee” set forth elsewhere in this proxy statement. Generally, the Committee oversees our accounting policies and consolidated financial statements. The Committee also oversees systems integrity and security procedures and supervises our internal audit function. The Audit Committee is governed by a written charter approved by the Board of Directors, which is available at www.orcc.com. The Board has determined that all members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by the Nasdaq Global Select Market. The Board has determined that William H. Washecka is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 401 of Regulation S-K.

Corporate Finance Committee.  Our Corporate Finance Committee met ten times during fiscal 2007. During fiscal 2007 the committee had four members, Ervin R. Shames (Chairman), Michael H. Heath, Michael E. Leitner and Joseph J. Spalluto. Our Corporate Finance Committee consults with and advises management and the Board of Directors on merger and acquisition opportunities and related financing. The Committee oversees the post-transaction integration and eventual evaluation of any acquisitions, including the strategic rationale for the acquisition and a comparison of actual financial results to original forecasts for the acquisitions. The Committee further consults and advises us on capital formation policies and implementation. As part of this function, it oversees our treasury and investment management policies, including management of float associated with bill payment operations. The Committee also reviews long-term financial projections and stockholder valuation, and it reviews and recommends capital hurdle rates and our annual capital budget. Our Board has adopted a charter for the Committee, which is available at www.orcc.com.

Nomination Process

Our Corporate Governance Committee recommends candidates for nomination by the Board for election as directors. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In evaluating and determining whether to nominate a candidate for a position on our Board, the Committee will consider the criteria outlined in our corporate governance policy, which include high professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Committee utilizes a variety of methods. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a Director at the 2008 Annual Meeting of Stockholders using the procedures set forth in our by-laws, it must follow the procedures described in “Stockholder Proposals and Nominations For Director.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating Committee, it should submit a recommendation to our Secretary at the address set forth on the first page of this proxy statement, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a Director.

Stockholder Communications with the Board

Generally, stockholders who have questions or concerns should contact our Corporate Communications Department at (703) 653-2248; however, any stockholders who wish to address questions regarding our business directly with the Board of Directors, including the non-management directors, should direct his or her questions to the Online Resources Corporation Board of Directors, c/o Corporate Secretary, Online Resources Corporation, 4795 Meadow Wood Lane, Chantilly, Virginia 20151. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Executive Officers Who Are Not Directors

The following table sets forth certain information regarding our executive officers who are not also members of the Board of Directors. All of our executive officers are at-will employees.

Name	Age	Position

Raymond T. Crosier	53	President and Chief Operating Officer
Catherine A. Graham	47	Executive Vice President, Chief Financial Officer and Treasurer

Raymond T. Crosier joined Online Resources Corporation in January 1996 and initially served as our Senior Vice President of Client Services. In January 2001 he was elected as our President and Chief Operating Officer. He is responsible for managing our day-to-day operations. He has 24 years of experience with the financial services industry. Before joining us, he served as Vice President of Sales and Customer Service for TeleCheck International, a check verification and guarantee firm, from 1990 to 1996. TeleCheck was a subsidiary of First Financial Management Corp., which later merged with First Data Corporation. He served in a variety of other management positions at TeleCheck, including its national account division from 1989 to 1990 and its regional marketing divisions from 1977 to 1989. Mr. Crosier received a BA in Psychology from the University of Virginia.

Catherine A. Graham joined Online Resources Corporation in March 2002 and currently serves as Executive Vice President, Chief Financial Officer and Treasurer. She is responsible for general financial management with particular attention paid to broadening the investor base and exploring strategic business opportunities. She has 20 years of professional experience in financial disciplines, including technology, restaurant and banking companies. Ms. Graham most recently served as Chief Financial Officer of VIA NET.WORKS, Inc., then a publicly-held Internet service provider serving the international ISP markets with subsidiaries in multiple countries. From 1996 to 1998, she served as Vice President of Finance and Investor Relations Officer for Yurie Systems. Prior to her position with Yurie Systems, she served as Chief Financial Officer for Davco Restaurants, Inc., which was then the largest franchiser of Wendy’s restaurants with over 14,000 employees. Ms. Graham received a BA in Economics from the University of Maryland and a MBA from Loyola College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Online Resources Corporation’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

The following discussion and analysis is intended to provide an understanding of (1) the structure and responsibilities of the Management Development and Compensation Committee of our Board of Directors, (2) the philosophy and objectives behind our compensation programs for executive officers and senior management (considered to be vice presidents and above), (3) each of the major elements comprising these compensation programs, and (4) the process used to determine the amounts of each of these elements.

Management Development and Compensation Committee

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of independent, non-employee directors. The primary mission of the Committee is to discharge the responsibilities of our Board with respect to the design and implementation of executive compensation programs and the development of current and future managers and leaders. The responsibilities of the Committee include:

•	Establishing compensation strategies, processes, and programs for the Chief Executive Officer and other executive officers that motivate and reward superior company performance.

•	Reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers.

•	Leading the Board of Directors’ annual evaluation of the performance of the Chief Executive Officer.

•	Reviewing and approving all compensation elements for the Chief Executive Officer and other executive officers including base salaries, annual incentive awards, long-term equity incentive awards and benefits plans.

•	Administering the annual incentive plan, long-term equity incentive plan and employee stock purchase plan, and periodically reviewing major employee benefit programs.

•	Reviewing management development, organizational strategy and succession capability for key leadership positions, and assessing overall organizational structure, management depth and related development processes to reasonably insure that the appropriate organization and management will be in place to support expected growth.

The Committee has the authority under its charter to retain and consult with independent advisors to assist the Committee in fulfilling these responsibilities and duties. It periodically retains independent compensation consultants to advise on plan design, identify peer companies, research comparable compensation levels and perform other similar functions.

The Committee usually meets in person five times per year in conjunction with scheduled meetings of the full Board, and also convenes additional meetings by telephone conference as needed. At the start of each year, the Committee establishes a calendar of agenda items for that year’s meetings. The Committee also establishes goals for itself pertaining to issues it wants to resolve or items it wants to accomplish during the year. On an ongoing basis, the Chairman of the Committee works also with our Chief Executive Officer, other executive officers and members of our senior management team to add other new or timely issues to the agenda for each meeting. Following the development of the agenda for each meeting, executive officers, members of senior management, our human resources department and, when appropriate, independent compensation consultants, prepare materials for distribution to the Committee.

Our Chief Executive Officer regularly attends the meetings of the Committee. Other members of our management team and independent compensation consultants may be invited to attend all or a portion of a Committee meeting, depending on the nature of the agenda for the meeting. Neither our Chief Executive Officer nor any other member of management votes on any matters before the Committee. The Committee, however, does solicit the views of our Chief Executive Officer on compensation matters generally, and particularly with respect to the compensation of members of the executive management team reporting directly to the Chief Executive Officer. The Committee may also solicit the views of other executive officers, members of senior management and our human resources department with respect to key compensation elements and broad-based employee benefit plans.

Compensation Philosophy and Objectives

•	Total Compensation Approach. As a growth company, we seek executive officers and senior managers who are motivated by the desire to participate in building an expanding, profitable and high quality organization. Since this type of employee values participation in our growth as much or more than base salary, the Committee looks at the aggregate of our base salary, annual incentive and long-term equity incentive compensation plans when assessing the adequacy, appropriateness and competitiveness of our compensation structure.

•	Competitive Compensation. We need to hire, retain and motivate executive officers and senior managers with the requisite skills and experience to develop, expand and execute on our business opportunities, as this is essential to our success in providing value to shareholders. As such, we benchmark our compensation against companies in our industry sector or with similar operating characteristics, most which have revenue levels the same or larger than ours.

•	Performance-Based Compensation. We believe that variable compensation tied to company performance should represent a meaningful portion of total compensation for our executive officers and senior managers, and that the percentage of compensation tied to company performance should be highest for our executive officers. We target base salary compensation at the 40th percentile of market, with the opportunity to earn total compensation between the 60th and 70th percentiles when we meet our own targets and outperform our competition.

•	Reward both Company Performance and Individual Achievement. In determining annual incentive and long-term equity incentive awards, we look primarily to company performance. However, merit increases to base salaries are weighted towards individual performance and we have spot bonus and other recognition programs to reward individual achievement.

•	Emphasize Stock Ownership. We believe that stock ownership is a valuable tool to align the interests of managers and employees with those of shareholders. Our Board of Directors has established specific stock ownership guidelines for themselves as well as for executive officers and certain senior managers. Much of this ownership can be accomplished through grants made as a part of the annual compensation of our Board members and under our long-term equity incentive plan, but open market purchases are encouraged to fill out or exceed the guidelines. We also provide the means for broader stock ownership by employees at all levels through our Employee Stock Purchase Plan.

Compensation Program Elements

Our compensation program for executive officers and senior management currently consists of (1) base salary, (2) annual incentive compensation, and (3) long-term equity-based incentive compensation. Our executive officers and senior management participate in the broad-based benefits plans that are available to other employees and we avoid additional material perquisites. We also do not generally have employment agreements that provide for continued employment for any period of time or guarantee severance benefits upon termination without cause or for good reason except for a change in control severance plan for the benefit of the executive officers and certain members of senior management in the event of (i) a change in control of our Company and (ii) termination of such person under specified circumstances within one year after the change in control. We have, however, entered into a limited number of severance agreements as a part of our acquisitions of other companies.

The Committee has a policy of requesting benchmark compensation studies with regard to executive officer and senior management positions on a periodic basis, to ensure that its decisions are based on current market information. The Committee has previously engaged independent compensation consultants Watson Wyatt Worldwide to prepare these studies, with its most recent study being completed in July 2007. These studies have provided the Committee with relevant market data, trends and alternatives to consider when making compensation decisions, and the Committee has used the study information to ensure that management compensation plans remained both competitive and within established target ranges relative to market-median levels. Watson Wyatt and any other independent compensation consultants engaged by the Committee are not engaged by management in any other capacity so as to preserve their independence.

In making compensation decisions, the Committee compares total compensation and its components against a peer group of companies which were publicly traded at the time of our study. This peer group, which is reviewed and updated annually, consists of companies in the specific market sectors in which we compete and general industry companies with consolidated and/or segment revenues comparable to ours. Each of the peer group companies has revenues of less than $1.5 billion and market capitalizations and employment levels that are similar to ours. The Committee believes the peer group is a reasonable representation of the market for management’s services. The companies included in the peer group considered as part of our compensation decisions in 2007 and for 2008 are:

•	Bottomline Technologies, Inc.

•	Cass Information Systems, Inc.

•	Checkfree Corporation

•	CSG Systems International, Inc.

•	Cybersource Corporation

•	Efunds Corporation

•	Electronic Clearinghouse

•	Euronet Worldwide, Inc.

•	Global Payments, Inc.

•	GoldLeaf Financial Solutions, Inc.

•	Intersections, Inc.

•	Jack Henry and Associates, Inc.

•	Moneygram International, Inc.

•	S1 Corporation

•	Tier Technologies, Inc.

•	Transaction Systems Architects, Inc.

As a result of the limited number of companies in our of the Peer Group, the Committee also utilized commercially available survey data related to general industry executive compensation to identify market-median and other market elements related to our 2007 and 2008 compensation programs.

Base Salary.  Base salaries for our executive officers and senior managers are reviewed and reset annually. Given our total compensation approach and the value our executive and senior management places on participating in current and future growth, base salaries tend to be underweighted in our compensation structure. The Committee seeks to benchmark base salaries at approximately the 40th percentile of high growth companies within the established peer group.

In addition to the market data from the peer group and other sources, the Committee considers other factors in arriving at or adjusting each executive officer’s base salary, including: (1) each executive officer’s scope of responsibilities; (2) each executive officer’s qualifications, skills and experience; (3) internal pay equity among senior executives; and (4) individual job performance, including both impact on current financial results and contributions to building longer-term shareholder value. Within this framework, annual increases are primarily driven by individual performance.

Annual Incentive Compensation.  We provide annual incentive compensation for our executives officers, senior managers and other employees under our Annual Incentive and Cash Profit-Sharing Plans. The Annual Incentive and Cash Profit-Sharing Plans are designed to drive current period, division and company-wide performance consistent with our stated long-term growth, profitability and service quality objectives. The Committee seeks to establish performance objectives at a level that rewards competitively superior performance with competitively superior compensation. Our annual incentive compensation is designed to be paid in cash. However, the Committee may, at its discretion, choose to pay, or allow participants to elect to receive, some or all of their annual incentive compensation in equity.

Before the start of each year, the Committee determines the four principal elements of the Annual Incentive and Cash Profit-Sharing Plans for the coming year: (1) the corporate and division or group performance goals; (2) the percentage of bonus payout to be tied to each of the performance goals; (3) target bonus levels, expressed as either a percentage of salary or a fixed amount for each identified level or title grouping of management; and (4) target profit-sharing percentages for certain levels of earnings performance used in determining the size of the profit-sharing pool. Actual bonus payments are increased above the target bonus levels for results that exceed the performance goals and are decreased below the target bonus levels, and may be reduced to zero, for results that do not fully meet the goals, with the amount of the increase or decrease based on a sliding scale determined by the Committee.

Our executive officers, senior and mid-level managers participate in our Annual Incentive Plan. These individuals have the most direct influence over our Company’s and their respective divisions’ or groups’ financial and quality performance, and thus their annual incentive compensation is based on our Company’s and their respective divisions’ or groups’ performance against those performance goals. In 2008, the Committee chose to implement a Cash Profit-Sharing Plan designed to reward all plan eligible employees for their contribution to our profitability. The Plan calls for the creation of a cash profit-sharing pool that is calculated as a percentage of our annual profits. The profit sharing pool will be divided among the plan-eligible employees who do not participate in our Annual Incentive Plan or some other commission plan.

Performance Goals and Related Bonus Allocations.  The Committee determines both the types of, and the targets for, the annual performance goals. Typical performance goals include annual or other periodic revenue growth or amount, operating profitability growth or amount, core net income growth or amount, free cash flow amount and service quality or other operating performance metrics. Financially-oriented performance goals are generally tied to our Board-approved budget and operating plan. Some or all of these performance goals may be established on an adjusted basis, either for ease of measurement or to exclude factors beyond management’s control.

For 2007, the Committee selected revenue, core earnings per share, and minimum and target service quality thresholds as the performance goals for the 2007 Annual Incentive Plan. Corporate and division targets were established for each of these goals and the percentage of bonus payout tied to each of the goals was set as follows:

Performance Goal	Corporate	Division

Revenue	70%	75%
Core Earnings per Share	30%	15%
Service Quality	0%	10%

The Committee determined that bonus payouts for corporate participants, including the executive officers, would be based entirely on achievement of the established corporate performance targets, while division participants would have 50% of their bonus payouts based on division performance targets and 50% based on corporate performance targets. This structure was established to support and reward the operating objective of achieving cross-divisional product sales and client support.

On July 26, 2007 we entered into a definitive agreement to acquire Internet Transaction Solutions (“ITS”). After considering the resources the acquisition integration would require during the remainder of 2007 and the fact that there had been several unforeseen client losses that were negatively impacting the performance against the 2007 performance goals, the Committee concluded that it would amend the 2007 Annual Incentive Plan on July 31, 2007.

The amended 2007 Annual Incentive Plan included all eligible participants from Online Resources, but not ITS. The legacy 2007 ITS bonus plan, which was a cash incentive plan based on a combination of individual performance goals and corporate performance goals, was not amended. The Committee amended the revenue and core earnings per share targets to reflect the new information that was now available regarding the unforeseen client losses. Additionally, the Committee removed the division performance targets and only set corporate performance targets for revenue and core earnings per share. The Committee created a third corporate performance target, client satisfaction. In recognition of the fact that the performance goals were for only a six month period, the target payout percentage was set to 50% of each participant’s full year target bonus amount, with 75% being the maximum payout percentage that could be achieved. Finally, the management team participants earned their bonus in restricted stock units that vested on March 1, 2008, while non-management team participants earned their bonus in cash. The percentage of bonus payout tied to each of the goals was set as follows:

Performance Goal	Percentage

Revenue	35%
Core Earnings per Share	50%
Client Satisfaction	15%

In total, participants earned 43% of their 2007 targeted bonuses as established by the amended 2007 Annual Incentive Plan, paid in a combination of cash and equity. This payout range was significantly less than in prior years, due largely to a shortfall in actual revenue and earnings compared to plan. As discussed previously, the shortfall in actual revenue and earnings was due to several unforeseen client losses during 2007, which was the reason for the amendment to the Plan. The Committee believes that in the context of its total compensation approach, payouts under the 2007 amended Annual Incentive Plan were fair to both participants and shareholders, and that the plan structure continues to be appropriate.

Looking forward, the Committee has selected revenue, core earnings per share and division or group specific quality measures as performance goals for the 2008 Annual Incentive Plan. Corporate and division or group performance targets have been established for each goal based on our 2008 budget and operating plan. As in 2007, bonus payouts to corporate participants, including the executive officers, will be based entirely on achievement of the established corporate performance targets, and division or group participants will have 50% of their bonus payouts based on division performance targets and 50% based on corporate performance targets. As was the case in

2007, payouts pursuant to the 2008 Annual Incentive Plan will be made in restricted stock units that will vest on March 1, 2009.

The Committee believes that the 2008 Annual Incentive Plan design is appropriate and will deliver fair value to both participants and shareholders.

Target Bonus Levels.  In 2007, the Committee concluded that bonus targets for executive officers and certain members of senior management should be percentages of their actual base salaries, with fixed dollar amounts still being established for other position or title groups. This encompassed our Chief Executive Officer, at 100% of base salary, our President and Chief Operating Officer at 75% of base salary and our Executive Vice President and Chief Financial Officer at 60% of base salary. On a percentage basis, the bonus target range for senior management was between 7% and 40% of base salary. Actual 2007 bonuses for our executive officers equaled 43% of their targets. All of these bonus amounts were paid in restricted stock units that vested on March 1, 2008.

The 2007 bonus targets were established by the Committee within its total compensation approach. Factors considered included peer group comparable compensation, internal compensation equity between participants of the same level or title, cash and equity compensation mix at the various levels of management and affordability.

For 2008, the Committee considered similar factors in establishing bonus targets, which resulted in increases in target amounts for some, but not all, levels of plan participation. On a percentage basis, the bonus target range for senior management is now between 25% and 100% of base salary. The Committee also concluded that bonus targets for all members of senior management should now be percentages of their actual base salaries, with fixed dollar bonus targets still being established for other positions or title groups. This encompasses our Chief Executive Officer, at 100% of base salary, our President and Chief Operating Officer at 75% of base salary and our Executive Vice President and Chief Financial Officer at 60% of base salary.

No participant in our Annual Incentive Plan has exceeded $1 million in annual taxable compensation. As such, we have not had the material terms of the performance goals under our Annual Incentive Plan approved by shareholders as would be required to qualify for an exemption from limits on deductibility of compensation under Internal Revenue Code section 162(m) and related regulations. We will continue to monitor compensation levels and will consider submitting the material terms of our performance goals to shareholders if the compensation of any of our executive officers or senior managers approaches this threshold.

Long-Term Equity-Based Incentive Compensation.  We make long-term incentive compensation available to our executive officers and senior and mid-level managers in the form of time-vested stock options and restricted stock units and performance-vested restricted stock units. Through the grant of these equity incentives, we seek to align the long-term interests of our management team, including our executive officers, with the long-term interests of our shareholders, by creating a direct link between compensation and shareholder return. We also seek to enable members of our management team to achieve ownership in our Company at levels that are meaningful to them, thereby improving our ability to retain these employees. Further, as we offer no defined benefit retirement or pension plans, long-term equity-based incentive grants are an important element in enabling members of our management team to build savings for retirement.

Prior to 2006, stock options were the primary form of equity-based incentives awarded under our plans. All employees would receive stock option grants on their date of hire or promotion and, for members of management, including our executive officers, periodically thereafter. These periodic grants were made when the Committee determined that amounts being vested under prior grants were not providing competitive compensation or that prior grants were materially through their vesting cycle. Stock option grants under these plans were generally designed to provide equity compensation over a four year period.

At our annual meeting in May 2005, the shareholders approved the 2005 Restricted Stock and Option Plan, which enabled us to award forms of equity other than stock options for the first time. With this approval, the Committee engaged independent compensation consultants Towers Perrin to assist it in designing a compensation program to address long-term performance. Following the consultants’ recommendations, the Committee created the Long-Term Incentive Plan, a mix of equity based incentives tied to key performance measures over a three year period. The plan is limited to executive officers and senior managers. It also establishes an annual grant cycle for the equity portion of total compensation. We began to make awards under this plan in January 2006.

Each year’s Long-Term Incentive Plan is designed to link compensation to our performance over the three year period beginning with the grant year. The Committee selected a three year period because they believed it was the longest period over which management could be expected to provide a reasonably accurate forecast. They also determined that it was possible to obtain reasonable predictions of competitors’ future performance for this period, but not for longer.

Award targets for each three-year plan cycle are established by the Committee within its total compensation approach, including seeking alignment between performance and pay. Factors considered include estimated peer group performance, peer group comparable compensation, cash and equity compensation mix at the various levels of management and affordability. Award targets are expressed as either a percentage of actual base salary or a fixed dollar amounts and are converted to share-equivalent grants based on the fair market value of our stock on the date of grant, as measured by the closing price per share on that date. The number of stock option shares granted is determined using the Black-Scholes option pricing model to determine the theoretical fair market value of the stock option on the date of grant. The stock options are exercisable at the fair market value on the date of grant. The number of restricted shares granted is determined using the fair market value on the date of grant. The restricted shares carry no exercise price.

Time-vested stock option and restricted stock grants vest annually over the three year period, provided the participant continues to remain employed by us. Performance-vested restricted stock vests at the end of the three year period, with the number of shares that vest based on our performance against two performance targets established by the Committee for that three year period. As performance-based restricted stock is intended to focus participants on our long-term performance and not reward tenure, participants having this grant type who leave us during the three year period may be entitled to partial vesting of their shares at the end of the three year period. They will be vested for either 33.3% or 66.7% of the shares that would have vested at the end of the three year period, if they were employed by us for at least one or two years of the period, respectively. All share grants, regardless of type, have a seven year life.

All participants in the Long-Term Incentive Plan receive grants consisting of time-vested stock options and restricted stock. For the executive officers and senior managers, performance-vested restricted stock is also granted, with such grants being allocated as follows for 2007:

Time-Vested Stock Options	30%
Time-Vested Restricted Stock	30%
Performance-Vested Restricted Stock	40%

Before the start of each year, the Committee selects two performance goals for the three year period covered by the coming year’s performance-based restricted stock grants. These performance goals will tend to be growth and profitability oriented and are intended to reflect the measures on which the capital markets value us. We believe that measures such as these best align the long-term interests of management and the shareholders.

The Committee also establishes a target for each selected performance goal, and creates a vesting band of around this target. Vesting of performance-based restricted stock can be increased to as much as 150% of target levels for results that exceed the performance targets. Vesting can also be decreased below target levels, and may be reduced to zero, for results that do not fully meet the targets. As depicted in the following matrix for 2007, the intersection of our actual performance against the target for each performance goal will determine the number of performance-based restricted shares that vest at the end of the three year period.

		Profitability Goal
		Low	Target	High
Growth	Low	50%	75%	100%

Goal	Target	75%	100%	125%

	High	100%	125%	150%

For example, if we were to achieve the target value of one performance goal and the high value of the other, 125% of participants’ performance-based restricted shares would vest. Note that the above matrix has been simplified for presentation purposes and actual vesting is interpolated between 50% and 150%.

For 2007, the Committee selected average revenue growth and average earnings before interest and taxes per share as performance goals for the 2007 Long-Tem Incentive Plan, to be measured over the 2007 through 2009 period. It established targets for each of these goals based on our three year forecast, as adjusted for a degree of uncertainty in future forecasting agreed upon by management and the Committee. Beginning in 2007, the Committee decided to also consider growth and profitability expectations for comparable companies as a factor in setting performance goal targets. It also established a vesting band performance around these targets. For revenue growth, the Committee determined that the vesting band would be approximately 25% above and below the target. For average earnings before interest and taxes per share, it determined that the vesting band would be 26% of the target value, both above and below the target. At all points in the matrix defined by these vesting bands, the Committee concluded that shareholders would receive fair incremental value after expensing of the related equity compensation.

Our Long-Term Incentive Plan requires that when we complete an acquisition, disposition or other material transaction during one or more already established three year periods, we adjust our performance targets to reflect the impact that transaction is expected to have on existing performance targets. The expected impact on which we base our adjustments is the impact that is communicated to and approved by our Board of Directors at the time of the transaction. On August 10, 2007 we acquired ITS, a company with approximately $20 million in run rate revenue. To adjust our existing 2006 and 2007 performance targets for this acquisition, we applied the forecast scenario on which our Board of Directors approved the acquisition. We also analyzed the impact of the ITS transaction as though we had completed the acquisition on January 1, 2006 and 2007, in order to properly assess and adjust consolidated growth rates. This acquisition altered expected revenue and earnings levels over the period, and the Committee approved adjusted performance targets for the 2006 and 2007 Long-Term Incentive Plans for the acquisition reflecting these impacts.

For 2008, the Committee chose to alter the mix of time-vested stock options and restricted stock and performance-vested restricted stock granted to executive officers and senior managers. The Committee made this decision based on recommendations received from its independent compensation consultant, who indicated that our current acquisition strategy makes it difficult to forecast future performance, and thus set reasonable performance goals. As such, the allocation to performance-vested restricted stock was reduced to 20%, and the allocations to time-vested stock options and restricted stock were increased to 40%. The equity grants made to executive officers and senior managers were allocated as follows in 2008:

Time-Vested Stock Options	40%
Time-Vested Restricted Stock	40%
Performance-Vested Restricted Stock	20%

The Committee also chose to lower the minimum payout percentage that could be earned under the Long-Term Incentive Plan in 2008. This results in the widening of the range of values that could be achieved at the lower end of the goals, allowing the payout percentage to be as low as 25%. In the 2006 and 2007 Long-Term Incentive Plans, the lowest payout percentage that could be achieved was 50%, but for 2008, the Committee determined that this was too stringent. The Committee chose to lower the minimum payout percentage to 25% from 50% but not increase the maximum payout percentage from 150% to allow senior management the ability to earn a minimal payout for a minimum level of performance. The 2008 payout percentages are depicted in the following matrix:

		Profitability Goal
		Minimum	Low	Target	High
	Minimum	25%	38%	63%	88%

Growth	Low	38%	50%	75%	100%

Goal	Target	63%	75%	100%	125%

	High	88%	100%	125%	150%

For 2008, the Committee again selected average revenue growth and average earnings before interest and taxes per share as performance goals for the 2008 Long-Tem Incentive Plan, to be measured over the 2008 through 2010 period. It established targets for each of these goals based on our three year forecast, as adjusted for a degree of uncertainty in future forecasting agreed upon by management and the Committee. As was the case in 2007, the Committee also considered growth and profitability expectations for comparable companies as a factor in setting performance goal targets. It also established a vesting band performance around these targets. For revenue growth, the Committee determined that the vesting band would be 40% below and 27% above the target. For average earnings before interest and taxes per share, it determined that the vesting band would be 27% below and above the target. At all points in the matrix defined by these vesting bands, the Committee concluded that shareholders would receive fair incremental value after expensing of the related equity compensation.

The Committee establishes target equity grants under the Long-Term Incentive Plan within its total compensation approach. Factors considered included peer group comparable compensation, cash and equity compensation mix at the various levels of management and affordability.

Beginning in 2007, equity targets for executive officers and certain members of senior management were established as percentages of their actual base salaries, with fixed dollar amounts still being established for other positions or title groups. This encompassed our Chief Executive Office, at 130% of base salary, our President and Chief Operating Officer at 100% of base salary and our Executive Vice President and Chief Financial Officer at 90% of base salary. On a percentage basis, the bonus target range for our executive officers and senior management was between 16% and 130% of base salary.

For 2008, the Committee’s analysis resulted in increases in target amounts at a number of levels of plan participation. Additionally, the Committee concluded that equity targets for the executive officers and all members of senior management should now be percentages of their actual base salaries, with fixed dollar amounts still being established for other positions or title groups. This encompasses our Chief Executive Office, at 343% of base salary, our President and Chief Operating Officer at 118% of base salary and our Executive Vice President and Chief Financial Officer at 106% of base salary. On a percentage basis, the bonus target range for our executive officers and senior management was between 30% and 343% of base salary.

Benefits and Perquisites.  We generally avoid perquisites. Our executive officers and senior managers receive the same benefits as are available to our other full-time employees.

Severance Compensation.  We do not have agreements with our executive officers and most of our senior managers that would provide severance benefits upon termination without cause or for good reason except for the change in control severance plan described below. We have, however, entered into severance agreements with a limited number of senior managers as a part of our acquisitions of other companies.

Potential Payments Upon Termination or Change in Control.  We have a change in control severance plan for the benefit of the executive officers and certain members of senior management in the event of (i) a change in control of our Company and (ii) termination of any such person under specified circumstances within one year after the change in control.

The change in control severance plan has a “double trigger” feature, meaning that two events must occur in order for benefits to be paid to a participant. The first event must be a change in control of our Company, which is defined to be (i) any change in control required to be reported in response to Item 1(a) on Form 10-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Act”); (ii) a third person, including a “group” as such term is used in Section 13(d)(3) of the Act, becoming the owner of 50% or more of the combined voting power of our outstanding common stock, unless such acquisition is approved by a majority of our Board prior to such acquisition; or (iii) the directors on our Board cease for any reason to constitute at least a majority of the Board.

The second event, which must occur within one year after the change of control event, is either (i) the termination of the participant by us for reasons other than cause or disability or (ii) the resignation of the participant from employment for “good reason”. “Good reason” is defined to be any changes in the duties and responsibilities of the participant which are materially inconsistent with the duties and responsibilities of the participant within our Company immediately prior to the change in control, (ii) any reduction of the participant’s compensation or aggregate benefits, (iii) any required relocation of the participant’s office beyond a 50 mile radius from the location of the participant’s office immediately prior to the change in control, (iv) any failure by us to obtain the assumption of the change in control severance plan by a successor of our Company, or (v) requiring the participant to travel materially in excess of the participant’s business travel obligations prior to the change in control.

In the event the “double trigger” occurs to a participant in the plan, the participant shall be entitled to two categories of benefits. First, a lump sum severance payment equal to the participant’s average annual salary and cash bonus during the three years preceding the change in control, multiplied by (i) 2.99 for each Group A participant (defined to be one of our executive officers), (ii) 2,0 in the case of each Group B participant (defined to be one of the general managers of our operating divisions), and (iii) 1.0 in the case of each Group C participant (defined to be our CTO or Senior Vice President for Strategic Development). Second, the health benefit plan coverage (medical, dental and vision insurance) in effect for such participant and the participant’s family as of the date of his or her termination shall be provided by us to the participant for one year from the date of the participant’s termination at the same premium rates as charged for employees of ours, as if the participant had continued in employment during such period. In addition, all outstanding options and other equity awards, if any, granted to a participant in the severance plan shall become fully vested and exercisable upon a change in control, and the restricted period with respect to any restricted stock or any other equity award granted to a participant thereunder shall lapse immediately upon such change in control.

The benefits payable under the plan are subject to increase pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which defines “excess parachute payments” which are subject to certain excise taxes assessed pursuant to Section 4999 of the Code. The purpose of the increase is to ensure that such excise taxes do not diminish the benefit received by a participant under the plan. In addition, the benefits under the plan may be modified as necessary to ensure compliance with Section 409A of the Code governing deferred compensation arrangements.

Assuming the termination of the participants had occurred on December 31, 2007, and that no modifications of the benefits were required pursuant Sections 280G, 4999 or 409A of the Code, the following represents the benefits that would have been paid under the plan to each participant:

			Value of
		Value of Post-	Acceleration of
	Lump Sum	Termination	Vesting of	Total Payments &
	Payment	Benefits	Equity Awards	Benefits
Name and Principal Position	($)(1)	($)(2)	($)(3)	($)

Matthew P. Lawlor	$1,070,221	$8,381	$1,448,195	$2,526,797
Chairman and CEO
Raymond T. Crosier	$820,114	$6,698	$942,414	$1,769,226
President and COO
Catherine A. Graham	$753,978	$3,699	$934,351	$1,692,029
Executive Vice President, CFO and Treasurer

(1)	Payment must be made within 30 days of the date of termination.

(2)	Assumes the benefits in effect as of December 31, 2007.

(3)	Assuming the Company’s stock price at the close of business on December 31, 2007, $11.92.

Chief Executive Officer Compensation and Performance

The compensation for Matthew P. Lawlor, our Chairman and Chief Executive Officer, consists of an annual base salary, annual incentive compensation and long-term equity-based incentive compensation. The Committee determines and recommends to the Board for their approval the level for each of these compensation elements within its total compensation approach, using methods consistent with those used for our other senior executives, including the assessment of Mr. Lawlor’s performance and review of competitive benchmark data.

The independent members of the Board of Directors evaluate Mr. Lawlor’s performance against a set of annual performance goals recommended by the Committee and approved by the those same independent members. The goals fall into four categories: 1) financial goals, focused on revenue, earnings before interest, taxes, depreciation and amortization, and core net income as set forth in our budget, 2) operating goals, including metrics such as consumer adoption rate and transaction growth, 3) strategic goals, including initiatives relating to organization development, capital structure, acquisitions and other strategic matters, and 4) intangibles, covering leadership, and other qualitative factors that the independent members of the Board may deem appropriate in evaluating chief executive performance. For 2007, each of these categories is weighted 30%, 30%, 30% and 10%, respectively, out of a possible 100% score. This score is used by the Committee and independent members of the Board in evaluating Mr. Lawlor’s total compensation and setting his base salary.

In making its most recent evaluation, the Committee considered that we outperformed our peer group financially with: 1) revenue growth of 47% versus 21% for its peer group, 2) earnings before interest, taxes, depreciation and amortization growth of 59% versus 45% for its peer group, and 3) core earnings per share growth of 69% versus 61% for its peer group. The Committee noted that, for all metrics, the peer group comparison excluded four companies that were acquired during 2007 and did not report 2007 financial information, and for earnings before interest, taxes, depreciation and amortization, one additional company for which no information was available. In addition to our competitively superior financial performance, we achieved a high portion of our operating and strategic goals for 2007, led by the re-financing of our long-term debt at a much more favorable interest rate in February 2007 and the acquisition and subsequent integration of ITS. The Committee also concluded that Mr. Lawlor displayed outstanding leadership in positioning us for the future, addressing organizational scale with our reorganization, expanding the new product pipeline and pushing forward key infrastructure development.

Based on their analysis of competitive benchmarks and evaluation of Mr. Lawlor’s performance in 2007 and in prior years, the Committee recommended increasing Mr. Lawlor’s base salary to $350,000, maintaining his target bonus level at 100% of base salary and increasing his target equity grant level to 343% of base salary. The independent members of the Board discussed and implemented the Committee’s recommendations. The Committee believes that within our current compensation structure, these elements are commensurate with Mr. Lawlor’s performance for 2007 year, and that Mr. Lawlor’s compensation is below, but moving towards, the Committee’s target versus competitive benchmarks.

Stock Ownership Guidelines

Under stock ownership guidelines established by the Board in February 2007, within four years of joining our Company, the Chief Executive Officer is expected to achieve and maintain stock ownership equal to five times the Chief Executive Officer’s base salary and each of the other executive officers is expected to achieve and maintain stock ownership equal to three times that executive officer’s base salary. For purposes of these guidelines, stock ownership includes the fair market value of (1) all shares of common stock owned, including vested restricted stock and (2) vested stock options. The fair market value of stock options shall mean the then-current market price less the exercise price.

The Board of Directors has also established stock ownership guidelines for its members. Within four years of joining the Board, each member is expected to achieve and maintain stock ownership equal to five times their annual cash compensation.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code requires that companies meet specific criteria, including stockholder approval of certain stock and incentive plans, in order to deduct, for federal income tax purposes, compensation over $1 million per individual paid to their Chief Executive Officer and each of their four other most highly compensated executives. None of our executives have exceeded this threshold to date.

Our equity-based incentive plans and our annual incentive plan are designed to permit the grant and payment of equity or cash incentive awards that are fully deductible as performance-based compensation under the Internal Revenue Code. In reviewing and adopting other executive compensation programs, the Committee plans to continue to consider the impact of Section 162(m) limitations in light of the materiality of the deductibility of potential benefits and the impact of such limitations on other compensation objectives. Because the Committee seeks to maintain flexibility in accomplishing our compensation goals, however, it has not adopted a policy that all compensation must be fully deductible.

Accounting for Stock-Based Compensation.  We account for stock-based compensation payments in accordance with the requirements of Statements of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the consolidated financial statements based on their fair value. We expect that share-based compensation expense under SFAS No. 123(R) will reduce our diluted earnings per share by approximately $0.22 in 2008.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the fiscal year ended December 31, 2007.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)	($)	($)	($)

Matthew P. Lawlor	2007	$332,807	$—	$189,181	$94,095	$—	$—	$—	$616,083
Chairman & Chief	2006	$299,583	$—	$86,490	$123,663	$49,640	$—	$—	$559,376
Executive Officer
Raymond T. Crosier	2007	$252,417	$—	$109,950	$60,246	$—	$—	$—	$422,613
President and Chief	2006	$238,333	$—	$55,950	$80,830	$36,625	$—	$—	$411,738
Operating Officer
Catherine A. Graham	2007	$232,409	$—	$87,020	$48,273	$—	$—	$—	$367,702
Executive Vice President,	2006	$220,946	$—	$33,804	$74,633	$34,000	$—	$—	$363,383
Chief Financial Officer and Treasurer

(1)	The value shown for option and stock awards is equal to the amount recognized in our statement of operations per SFAS No. 123(R). See our Annual Reports on Form 10-K for the years ended December 31, 2007 and 2006 for complete descriptions of the assumptions made in the valuation of the option and stock awards.

Grant of Plan-Based Awards

The following table summarizes the plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2007. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table that follows.

								All Other	All Other
								Stock	Option
								Awards:	Awards:			Grant Date
		Estimated Future Payouts						Number of	Number of	Exercise or		Fair Value
		Under Non-Equity			Estimated Future Payouts Under			Shares of	Securities	Base Price	Closing	of Stock
		Incentive Plan			Equity Incentive Plan Awards			Stock or	Underlying	of Option	Price on	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Grant Date	Awards
Name	Date	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)	($)

Matthew P. Lawlor	1/1/07	—	—	—	10,774	21,548	32,322	—	—	$—	$10.21	$330,008
	1/16/07	—	—	—	—	—	—	—	23,916	$9.70	$9.70	$128,702
	1/16/07	—	—	—	—	—	—	13,269	—	$—	$9.70	$128,709
	1/16/07	—	—	—	—	—	—	2,619	—	$—	$9.70	$25,404
	1/16/07	—	—	—	8,846	17,691	26,537	—	—	$—	$9.70	$257,409
	7/31/07	—	—	—	7,548	15,097	22,645	—	—	$—	$10.93	$247,510

Raymond T. Crosier	1/1/07	—	—	—	6,122	12,243	18,365	—	—	$—	$10.21	$187,507
	1/16/07	—	—	—	—	—	—	—	13,937	$9.70	$9.70	$75,001
	1/16/07	—	—	—	—	—	—	7,732	—	$—	$9.70	$75,000
	1/16/07	—	—	—	—	—	—	1,934	—	$—	$9.70	$18,760
	1/16/07	—	—	—	5,155	10,309	15,464	—	—	$—	$9.70	$150,001
	7/31/07	—	—	—	4,289	8,577	12,866	—	—	$—	$10.93	$140,625

Catherine A. Graham	1/1/07	—	—	—	4,408	8,815	13,223	—	—	$—	$10.21	$135,007
	1/16/07	—	—	—	—	—	—	—	11,317	$9.70	$9.70	$60,901
	1/16/07	—	—	—	—	—	—	6,279	—	$—	$9.70	$60,906
	1/16/07	—	—	—	—	—	—	1,794	—	$—	$9.70	$17,402
	1/16/07	—	—	—	4,186	8,371	12,557	—	—	$—	$9.70	$121,803
	7/31/07	—	—	—	3,088	6,176	9,264	—	—	$—	$10.93	$101,256

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option and stock awards held by our named executive officers at December 31, 2007.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity					Awards:	Payout
			Incentive					Number of	Value of
			Plan Awards:					Unearned	Unearned
	Number of	Number of	Number of				Market	Shares,	Shares,
	Securities	Securities	Securities				Value of	Units or	Units or
	Underlying	Underlying	Underlying			Number of	Shares or	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Shares or	Units of	Rights	Rights
	Options	Options	Unearned	Exercise	Option	Units That	Stock That	That	That
	Exercisable	Unexercisable	Options	Price	Expiration	Have Not	Have Not	Have Not	Have Not
Name	(#)	(#)(1)	(#)	($)	Date	Vested(1)	Vested	Vested(1)	Vested

Matthew P. Lawlor	50,000	—	—	$14.06	6/4/2009	22,603	$269,428	22,878	$272,706
	16,748	7,178	—	$3.06	1/11/2011
	14,695	—	—	$2.22	6/4/2008
	4,055	—	—	$2.02	6/4/2008
	16,728	7,169	—	$3.06	1/11/2011
	48,991	—	—	$1.50	10/16/2008
	82,524	—	—	$2.30	1/1/2012
	80,482	26,826	—	$2.86	2/15/2012
	18,750	—	—	$3.05	6/4/2009
	8,000	—	—	$6.21	12/11/2013
	18,750	—	—	$4.40	6/4/2013
	9,300	—	—	$8.59	12/31/2014
	10,126	—	—	$11.05	12/30/2015
	5,301	10,602	—	$11.05	1/1/2013
	—	23,916		$9.70	1/16/2014

Raymond T. Crosier	35,000	—	—	$14.06	6/4/2009	14,010	$166,999	13,650	$162,708
	28,853	11,954	—	$3.06	1/11/2011
	16,250	—	—	$2.02	6/4/2008
	27,344	—	—	$1.50	10/16/2008
	72,815	—	—	$2.30	1/1/2012
	46,227	15,408	—	$2.86	2/15/2012
	16,250	—	—	$3.05	6/4/2009
	7,000	—	—	$6.21	12/11/2013
	16,250	—	—	$4.40	6/4/2013
	8,000	—	—	$8.59	12/31/2014
	7,498	—	—	$11.05	12/30/2015
	3,430	6,858	—	$11.05	1/1/2013
	—	13,937	—	$9.70	1/16/2014

Catherine A. Graham	54,761	48,641	—	$3.20	3/18/2012	10,697	$127,508	9,799	$116,804
	45,000	—	—	$3.20	3/18/2009
	6,000	—	—	$6.21	12/11/2013
	6,000	—	—	$8.59	12/31/2014
	6,955	—	—	$11.05	12/30/2015
	2,072	4,144	—	$11.05	1/1/2013
	—	11,317	—	$9.70	1/16/2014

(1)	The following number of Mr. Lawlor’s options and restricted stock units vest on the following dates:

Number of Options	Vest Date	Number of Shares	Vest Date

7,178	1/11/2009	7,781	1/1/2008
7,169	1/11/2009	7,473	3/1/2008
13,413	2/15/2009	17,047	1/1/2009
13,413	2/15/2010	4,423	1/1/2010
5,301	1/1/2008	8,757	3/1/2010
5,301	1/1/2009
7,972	1/1/2008
7,972	1/1/2009
7,972	1/1/2010

The following number of Mr. Crosier’s options and restricted stock units vest on the following dates:

Number of Options	Vest Date	Number of Shares	Vest Date

11,954	1/11/2009	4,750	1/1/2008
7,704	2/15/2009	4,246	3/1/2008
7,704	2/15/2010	10,984	1/1/2009
3,429	1/1/2008	2,577	1/1/2010
3,429	1/1/2009	5,103	3/1/2010
4,646	1/1/2008
4,646	1/1/2009
4,645	1/1/2010

The following number of Ms. Graham’s options and restricted stock units vest on the following dates:

Number of Options	Vest Date	Number of Shares	Vest Date

8,500	3/18/2009	3,405	1/1/2008
40,141	3/18/2010	3,057	3/1/2008
2,072	1/1/2008	7,797	1/1/2009
2,072	1/1/2009	2,093	1/1/2010
3,773	1/1/2008	4,144	3/1/2010
3,772	1/1/2009
3,772	1/1/2010

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options and vesting of restricted stock units for our named executive officers during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized on	Shares	Realized on
	Acquired on	Exercise	Acquired on	Vesting
Name	Exercise (#)	($)	Vesting (#)	($)

Matthew P. Lawlor	18,750	$82,532	3,358	$34,285
Raymond T. Crosier	43,280	$255,506	2,172	$22,176
Catherine A. Graham	—	$—	1,313	$13,406

Pension Benefits

The table disclosing the actuarial present value of our named executive officers accumulated benefit under defined benefits plans, the number of years of credited service under each such plan and the amount of pension benefits paid to each named executive officer during the year is omitted because we do not have a defined benefit plan for named executive officers. The only retirement plans available to named executive officers in 2007 were our qualified 401(k) savings and retirement plan, which is available to all employees.

Non-Qualified Deferred Compensation

The table disclosing contributions to non-qualified defined contributions and other deferred compensation plans, and each named executive officer’s withdrawals, earnings and fiscal year end balances in those plans is omitted because we had no non-qualified deferred compensation plans or benefits for named executive officers or other employees in 2007.

Change-in-Control Arrangements

Under our 2005 Restricted Stock and Option Plan, the grants to all employees who were employed for at least two years prior to a change of control vest upon a change of control. For all other employees, their grants under this plan shall vest upon the one year anniversary of the change of control or as to any of such employees whose employment is terminated prior to such anniversary, upon the date of termination. Under our change in control severance plan, all outstanding options and other equity awards, if any, granted to a participant in the severance plan shall become fully vested and exercisable upon a change in control, and the restricted period with respect to any restricted stock or any other equity award granted to a participant thereunder shall lapse immediately upon such change in control.

Director Compensation

Each non-employee Director receives a one-time option to purchase shares of common stock with a fair market value of $48,000 (with an exercise price at the fair market value of the common stock at the time of grant) at the beginning of his or her initial term. The stock option vests annually over three years. Additionally, each non-employee Director receives annually (i) a fee of $24,000, (ii) an additional fee of $2,500 for each Board Committee on which he or she serves as the Chairperson, (iii) an additional fee of $1,250 if he or she serves on the Audit Committee, (iv) an option to purchase shares of common stock with a fair market value of $24,000, (v) an additional option to purchase shares of common stock with a fair market value of $2,500 for each Board Committee on which he serves as the Chairperson, and (vi) an additional option to purchase shares of common stock with a fair market value of $1,250 if he or she serves on the Audit Committee. The cash fees are paid in quarterly installments. The stock options are granted at the beginning of each annual term with an exercise price at the fair market value of the common stock at the time of grant, and they vest over the course of one year. We reimburse Directors for expenses they incur in connection with attending Board and Committee meetings. The employee Director and the Director representing Tennenbaum do not receive any compensation for their participation in Board or Committee meetings.

The following table summarizes the cash, equity awards and other compensation earned, paid or awarded to each of our independent Directors during the fiscal year ended December 31, 2007.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock		Incentive Plan	Compensation	All Other
	Cash	Awards	Option	Compensation	Earnings	Compensation	Total
Name	($)	($)	Awards ($)(1)	($)	($)	($)	($)

Stephen S. Cole	$39,825	$—	$27,098	$—	$—	$—	$66,923
Edward E. Furash(2)	$6,300	$—	$—	$—	$—	$—	$6,300
Michael H. Heath	$38,700	$—	$21,672	$—	$—	$—	$60,372
Debra A. Janssen	$30,775	$—	$20,693	$—	$—	$—	$51,468
Michael E. Leitner	$—	$—	$—	$—	$—	$—	$—
Ervin R. Shames	$38,450	$—	$21,263	$—	$—	$—	$59,713
Joseph J. Spalluto	$36,200	$—	$20,132	$—	$—	$—	$56,332
William H. Washecka	$40,575	$—	$22,304	$—	$—	$—	$62,879
Barry D. Wessler	$39,575	$—	$21,422	$—	$—	$—	$60,997

(1)	All independent Directors except for Mr. Leitner, the representative of Tennenbaum Capital Partners, were granted an option award on August 1, 2007 with a grant date fair value of $24,000. As of December 31, 2007, 163,002 aggregate shares underlying option awards held by the Directors were outstanding.

(2)	Retired on May 15, 2007.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

Stephen S. Cole, Chairman
Michael H. Heath
Joseph J. Spalluto
Ervin R. Shames

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Global Select Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements, systems integrity and security procedures and the quality of internal and external audit processes. The Committee’s role and responsibilities are set forth in its charter adopted by the Board. The Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the Company’s overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of the Company’s independent registered accountants. In fulfilling its responsibilities for the consolidated financial statements for 2007, the Audit Committee took the following actions:

•	Reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and KPMG LLP, the Company’s independent auditors for that period;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114 relating to the conduct of the audit; and

•	Received written disclosures and the letter from KPMG LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with KPMG LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

MEMBERS OF THE ONLINE RESOURCES
CORPORATION AUDIT COMMITTEE

Barry D. Wessler (Audit
Committee Chairman and Chairman
of the Security Subcommittee)
William H. Washecka (Chairman
of the Accounting and Legal
Subcommittee)
Stephen C. Cole
Michael E. Leitner

PERFORMANCE GRAPH

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during a period commencing on December 31, 2002 and ending on December 31, 2007 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between our share price at the end and the beginning of the measurement period; by (B) our share price at the beginning of the measurement period) with the cumulative total return of the Nasdaq Stock Market and the Interactive Week Internet Index (IIX) during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

Comparison of Cumulative Total Return Among our Company,
Nasdaq Stock Market and Interactive Internet Week Index

		Fiscal Year Ended December 31,
	2002	2003	2004	2005	2006	2007

Online Resources Corporation, Common Stock	$100	$234	$269	$395	$365	$426
Interactive Week Internet Index (IIX)	$100	$150	$163	$165	$181	$199
Nasdaq Stock Exchange Composite Index	$100	$173	$209	$212	$241	$277

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act were filed on a timely basis, with the exception of a Form 4 for Raymond Crosier disclosing the purchase of shares on September 28, 2007 for his participation in our Employee Stock Purchase Plan.

ELECTION OF DIRECTORS

(Notice Item 1)

The Board of Directors currently consists of eight members, classified into three classes as follows: William H. Washecka, Stephen S. Cole and Joseph J. Spalluto constitute a class with a term ending in 2008 (the “Class I Directors”); Michael H. Heath and the directorship formerly held by Debra A. Janssen, who resigned on March 7, 2008, constitute a class with a term ending in 2009 (the “Class II Directors”); and Matthew P. Lawlor, Ervin R. Shames, and Barry D. Wessler constitute a class with a term ending in 2010 (the “Class III Directors”). Michael E. Leitner represents Tennenbaum Capital Partners, LLC on the Board, and he is not a member of a class. At each annual meeting of our stockholders, Directors are elected for a full term of three years to succeed those Directors whose terms are expiring.

On February 27, 2008, the Board of Directors voted to nominate William H. Washecka, Stephen S. Cole and Joseph J. Spalluto for election at the annual meeting for a term of three years to serve until our annual meeting of stockholders to be held in 2011, and until their respective successors are elected and qualified. The Class II Directors and the Class III Directors will serve until our annual meetings of stockholders to be held in 2009 and 2010, respectively, and until their respective successors are elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy card will be voted FOR the election of William H. Washecka, Stephen S. Cole and Joseph J. Spalluto as members of the Board of Directors. In the event that the nominees become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in the nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a Director.

A plurality of the votes of the shares present in person or represented by proxy at the annual meeting is required to elect each nominee as a Director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF WILLIAM H. WASHECKA, STEPHEN S. COLE AND JOSEPH J. SPALLUTO AS MEMBERS OF OUR BOARD OF DIRECTORS UNDER PROPOSAL 1 ON THE PROXY CARD, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Notice Item 2)

The Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our consolidated financial statements for the fiscal year ending December 31, 2008. The Board proposes that the stockholders ratify this appointment. KPMG audited our consolidated financial statements for the fiscal year ended December 31, 2007. We expect that representatives of KPMG will be present at the meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

KPMG was engaged as the Company’s independent accountant on March 28, 2007. Prior to KPMG’s engagement, Ernst & Young LLP (“E&Y”) served as our independent accountant. On March 19, 2007, Ernst & Young LLP (“E&Y”) informed the Audit Committee of the Company that they had resigned as the Company’s certifying accountant. E&Y’s report on the financial statements for the prior year did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the prior year and through March 19, 2007, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the disagreements in connection with its reports on the Company’s financial statements for such years. During the prior year and through March 19, 2007, there were no “reportable events” as defined in Regulation S-K Item 304(a)(1)(v) except as previously reported with respect to the evaluation of the effectiveness of its internal controls over financial reporting as of December 31, 2006 as follows:

(1) In the Company’s Form 10-K for the year ended December 31, 2006 which was filed on March 16, 2007, the Company disclosed that it needed to correct certain errors primarily related to its acquisition of Princeton eCom Corp. and the integration of that company’s accounting systems and processes. In particular, the Company concluded that it had not properly accounted for the shares of Series A-1 Convertible Preferred Stock it issued in conjunction with the acquisition. The Company also determined that it had improperly assigned values to certain assets acquired and liabilities assumed, and misstated other asset values due to cut-off date issues within Princeton eCom’s financial statement close process and errors in allocating professional services employee time by an operating unit. Management concluded that its staffing, systems and processes it had in place following the Princeton eCom acquisition were not sufficient to support the expanded magnitude and complexity of accounting requirements for the combined companies. E&Y has concluded in its report on internal control over financial reporting for the year ended December 31, 2006, that management’s assessments that the Company did not maintain effective control over financial reporting as of such dates were fairly stated in all material respects based upon the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company has authorized E&Y to respond fully to the inquiries of any successor accountant concerning the subject matter of the above disclosures.

The following table presents fees for professional audit services rendered by Ernst & Young (“E&Y”), our former auditors, and KPMG for the audit of our annual consolidated financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by E&Y and KPMG during those periods.

	2007	2006

Audit fees(1)	$2,003,332	$1,155,018
Audit related fees(2)	4,063	16,000
Tax fees	—	240,000

Total	$2,007,395	$1,411,018

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as reviews of our quarterly reports on Form 10-Q, compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and research to comply with generally accepted accounting principles.

(2)	Audit related fees consisted principally of acquisition-related accounting consultation and information system audits.

The percentage of services set forth above in the categories [audit related fees, tax fees, and all other fees], that were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) (relating to the approval of a de minimis amount of non-audit services after the fact but before completion of the audit), was 100%.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.	Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

Although shareholder ratification is not required, the selection of KPMG is being submitted for ratification at the annual meeting with a view towards soliciting the shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If KPMG’s selection is not ratified at the annual meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate KPMG’s engagement as our independent accountants and engage other independent accountants without the approval of our shareholders whenever the Audit Committee deems appropriate.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the annual is required to ratify the appointment of the independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS UNDER PROPOSAL 2 ON THE PROXY CARD, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

AMENDMENT OF 2005 RESTRICTED STOCK AND OPTION PLAN

(Notice Item 3)

At our May 4, 2005 Annual Meeting, our stockholders approved the 2005 Restricted Stock and Option Plan (the “2005 Plan”). The continuing purpose of the 2005 Plan is to provide compensation and incentives to our eligible employees and independent directors. The 2005 Plan was filed as Appendix A to our Schedule 14A on April 1, 2005 and modified in Item 8.01 of our Form 8-K filed on April 20, 2005. Both of these filings are incorporated herein by reference and this discussion of the 2005 Plan is qualified in its entirety by reference to these filings.

Increase in Authorized Plan Shares

We believe that our future success depends heavily on our ability to attract, motivate and retain high quality employees. Equity is a key component of our total compensation package and closely aligns these employees’ interests with those of our stockholders. Given market practices for compensation in the technology and financial technology industries where we compete, we need to be able to offer sufficient equity incentives in order to attract the management, professional and technical talent that is critical to our success.

In the three years since stockholders approved the 2005 Plan, we have granted performance-vested restricted stock units, time-vested restricted stock units and time-vested options representing 1.5 million of the 1.7 million shares currently authorized under the 2005 Plan. The remaining 0.2 million authorized shares are not sufficient for us to continue our program of making the equity grants that we believe align employee and shareholder interests. Therefore, the Board of Directors has approved, and recommends that the stockholders approve, an amendment to Section 5.1 of the 2005 Plan to increase the number of authorized shares under the 2005 Plan by 1.8 million shares, from 1.7 million to 3.5 million shares.

We believe that stockholders should approve the requested share increase for the following reasons:

•	Compensation Philosophy. Our compensation philosophy provides variable compensation for all employees, which increases as a percent of total compensation as employees become more senior. We target base salary compensation at only 40% of market comparable levels. We then provide our management and employees the opportunity to earn above average total compensation through variable compensation awards, where value is derived either from our financial performance or the long term performance of our stock price. Without the ability to grant equity compensation, we would have to significantly increase both our cash and total compensation costs to attract and retain key employees.

•	Significant Growth. We have experienced significant growth since the 2005 Plan was approved by stockholders, both organically and by acquisition. In the last three years, we have grown from 355 employees to 626 employees. Equity awards make up a significant portion of total compensation for many of these employees, not just senior management. We believe that awarding equity compensation to align the interests of a large number of our employees with the interests of stockholders has had a material impact on our performance and ability to provide stockholder value.

•	Stock Ownership Guidelines. Our Board of Directors has established stock ownership guidelines for its members and the executive officers, to further enhance the alignment of their interests with those of stockholders. These guidelines have been designed so that much of this ownership can be accomplished through grants made as a part of the annual compensation of our Board members and the total compensation of our executives under our 2005 Plan, but open market purchases are encouraged to fill out or exceed the guidelines.

•	High Percent of Exercisable Options. Equity overhang is the sum of 1) the unexercised share awards we have made under our equity compensation plans, and 2) the remaining shares we have available to award under the 2005 Plan. Of our total share overhang, 47.7% is made up of in-the-money, unexercised stock options. We believe these holdings reflect employee confidence in the future of the Company and a continued alignment of interests between stockholders and employees.

•	Dilution Less than Burn Rate. A material portion of our equity grants are tied to our financial performance. In order for all of these performance-based awards to vest, we would have to achieve significantly better revenue growth and earnings results than the budgets and financial targets approved by our Board of Directors, on which we base our guidance to the investment community. If we achieve, but do not exceed, our financial targets, approximately 15% of the total equity awards made under the 2005 Plan to-date would not vest.

Other Amendments to the Plan

The Board of Directors has approved additional amendments to the 2005 Plan that do not require stockholder approval. These amendments alter or limit certain aspects of the 2005 Plan in order to better align its provisions with current stockholder expectations regarding administration and grant practices under such plans. We have filed the amended plan in Item 8.01 of the Form 8-K filed on April 22, 2008, which is incorporated herein by reference; this discussion of the amended 2005 Plan is qualified in its entirety by reference to that filing.

The following summarizes the amendments approved to the 2005 Plan:

•	Limitation on Reuse of Shares. Shares that are delivered to, or withheld by, our Company as payment for an award, now cannot be reissued under the 2005 Plan. Payments for which shares might be delivered or withheld include the exercise of options or the payment of required withholding taxes. We have never previously engaged in such “liberal counting” practices.

•	Prohibition of “Reload” Options. The use of “reload” options is now not allowed. Under a reload option, if a participant pays for all or a portion of the exercise price of a stock option or the related withholding tax by delivering the shares to us covered by the option, the participant would be granted a new option equal to the number of option shares delivered to pay the exercise price and withholding taxes. We have never previously made use of such reload options.

•	Plan Administration. The 2005 Plan will now be required to be administered by Board committees comprised solely of independent directors. As it applies to key officers and executives, the 2005 Plan will be administered by the Compensation and Management Development Committee. As it applies to non-employee directors, the 2005 Plan will be administered by the Governance Committee. The 2005 Plan has always been administered by committees of independent directors.

•	Limitations on Material Amendments. Stockholder approval is now expressly required for material modifications to the 2005 Plan. These modifications would include increasing the benefits accruing to participants, increasing the number of securities available for issuance, modifying the requirements for 2005 Plan participation, allowing the Board to lapse or waive restrictions at its discretion, and any other modification that requires stockholder approval under the Internal Revenue Code (unless such compliance is no longer desired under the Code or necessary under any other applicable law or rule of any applicable listing exchange). We have not previously made such modifications to the 2005 Plan

•	Minimum Vesting Periods. Equity awards that are not subject to performance requirements will now vest over no less than three years, with exceptions provided for recruitment and retention incentives, retirements and other individual, non-routine situations. We have always maintained a minimum vesting period of three years for time-vested equity awards.

•	No Repricing or Discounted Awards. Repricing of equity awards is now not allowed. Additionally, no awards having an exercise price will be granted with an exercise price of less than the fair market value of our common stock on the date of grant. We have never previously repriced equity awards or made awards with exercise prices of less than fair market value.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE PROPOSED AMENDMENT TO THE 2005 RESTRICTED STOCK AND OPTION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES SUBJECT TO THE PLAN UNDER PROPOSAL 3 ON THE PROXY CARD, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of its Directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Principal Accounting Officer, Controller and any person performing similar functions) and employees. We have made the code of conduct and ethics available on our website at www.orcc.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within five business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the Nasdaq Global Select Market.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2007, there were no transactions with management and others, no business relationships with Directors or nominees for Directors and no indebtedness of management.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

To be considered for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2009, a stockholder proposal must be received by the Secretary at our principal executive offices not later than December 22, 2008. Any such proposal will be subject to rules and regulations under the Securities Exchange Act of 1934, as amended.

Our Bylaws provide an advance notice procedure for a stockholder to properly bring a proposal before an annual meeting. The stockholder must give timely written notice to the Secretary. To be timely, a stockholder notice of the proposal must be delivered or mailed to and received at our principal executive office not less than ninety (90) days prior to the date of such annual meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice of the proposal by the stockholder must be received not later than the close of business on the tenth day following the date on which notice to stockholders of such annual meeting date was mailed or such public disclosure was made. Proposals received after such date will not be voted on at such annual meeting. If a proposal is received before that date, the proxies that management solicits for such annual meeting may still exercise discretionary voting authority on the stockholder proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission. The notice of a proposal by a stockholder must include the stockholder’s name and address, as the same that appears in our record of stockholders, a brief description of the proposal, the reason for the proposal, the number of shares of common stock that are beneficially owned by the proposing stockholder and any material interest of such stockholder in the proposed business. All stockholder proposals should be marked for the attention of: Secretary, Online Resources Corporation, 4795 Meadow Wood Lane, Chantilly, VA 20151.

Chantilly, Virginia
April 22, 2008

OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 (OTHER THAN EXHIBITS THERETO) FILED WITH THE SEC, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE ON THE INTERNET AT WWW.ORCC.COM AND IS AVAILABLE IN PAPER FORM TO BENEFICIAL OWNERS OF OUR COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO CATHERINE A. GRAHAM, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER, ONLINE RESOURCES CORPORATION, 4795 MEADOW WOOD LANE, CHANTILLY, VA 20151, ATTN: INVESTOR RELATIONS.

4795 MEADOW WOOD LANE SUITE 300 CHANTILLY, VA 20151 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Online Resources Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Online Resources Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE! YOUR VOTE IS IMPORTANT! TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ONLIR1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ONLINE RESOURCES CORPORATION THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES AND “FOR” THE PROPOSALS. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Vote on Directors 1. ELECTION OF DIRECTORS (or if the nominee is not available for election, such substitute as the Board of Directors may designate): Proposal to elect the following nominees each as a Director of the Company: 01) Stephen S. Cole, 02) Joseph J. Spalluto, 03) William H. Washecka 0 0 0 Vote on Proposals 2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the Company’s year ending December 31, 2008. 3. Proposal to amend the Company’s 2005 Restricted Stock and Option Plan to increase the number of authorized shares. For Against Abstain 0 0 0 0 0 0 Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. 0 For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ONLINE RESOURCES CORPORATION 4795 MEADOW WOOD LANE, SUITE 300 CHANTILLY, VIRGINIA 20151 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 21, 2008 2:00 P.M. EASTERN DAYLIGHT TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 22, 2008 in connection with the Annual Meeting of Stockholders to be held on Wednesday, May 21, 2008, at 2:00 P.M. Eastern Daylight Time, at our Corporate Headquarters, located at 4795 Meadow Wood Lane, Chantilly, VA 20151, and hereby appoints Matthew P. Lawlor and Catherine A. Graham, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Online Resources Corporation that are registered in the name provided in this Proxy and that the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers that undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSAL 1 (THE ELECTION OF DIRECTORS), FOR PROPOSAL 2 (RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS) AND FOR PROPOSAL 3 (AMENDING THE COMPANY’S 2005 RESTRICTED STOCK AND OPTION PLAN). IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING, INCLUDING WHETHER OR NOT TO ADJOURN THE MEETING. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)